SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)

OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:  RAMIUS IDF MASTER FUND LLC

Address of Principal Business Office (No. & Street, City, State, Zip Code):

Ramius IDF Master Fund LLC
599 Lexington Avenue, 19th Floor
New York, NY  10022

Telephone Number (including area code):  (212) 845-7900

Name and address of agents for service of process:

Owen Littman
Ramius Alternative Solutions LLC
599 Lexington Avenue, 21st Floor
New York, NY  10022

Copies to:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  X                                No  __

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 12th day of November, 2010.

Ramius IDF Master Fund LLC
(Name of Registrant)

By:           /s/ Roger Anscher
Name:  Roger Anscher
Title:    Authorized Person